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                                                               Exhibit 99(m)(13)



                             Amended and Restated

                                 Service Plan

                               Class A Shares of

                        Munder International Bond Fund
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                       AMENDED AND RESTATED SERVICE PLAN

     WHEREAS, The Munder Funds, Inc. (the "Company") engages in business as an open-end investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of common stock of the Company are currently divided into series of shares, one of which is designated as Munder International Bond Fund (the "Fund");

     WHEREAS, shares of common stock of the Fund are divided into classes of shares, one of which is designated Class A;

     WHEREAS, the Company employs Funds Distributor, Inc. (the "Distributor") as distributor of the securities of which it is the issuer;

     WHEREAS, the Company and the Distributor have entered into a Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company;

     WHEREAS, the Company, on behalf of the Fund, intends to enter into shareholder servicing agreements ("Agreements") with various service organizations ("Service Organizations") either directly or through the Distributor, pursuant to which the Service Organization will make available or service Class A Shares; and

     NOW, THEREFORE, the Company hereby adopts on behalf of the Fund with respect to its Class A shares, and the Distributor hereby agrees to the terms of, the Plan, as hereby amended and restated in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. The Fund is authorized to pay to the Distributor, as the distributor of the Class A shares of the Fund, or pay directly to a Service Organization a service fee at the rate of .25% on an annualized basis of the average daily net assets of the Fund's Class A shares, provided that, at any time such payments is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan may be used by the Distributor or paid directly to a Service Organization for any activity intended to result in the servicing of shareholder accounts, including the payment of a continuing fee which may accrue immediately after the sale of shares.

     3. The Plan shall not take effect with respect to the Class A Shares of the Fund until is has been approved by a vote of the then sole shareholder of the Class A Shares of the Fund.

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     4.   This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect. The Plan shall continue in full force and effect as to the Class A shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

     6. The Distributor shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Directors of the Company, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of Class A shares of the Fund on not more than 30 days' written notice to any other party to the Plan.

     8. This Plan may not be amended to increase materially the amount of service fee provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

     9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

     10. The Company shall preserve copies of this Plan and any related agreements and all reports made to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

Adopted by the Board:    May 6, 1996
Amended and Restated:    August 3, 1999

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